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                                                                   EXHIBIT 11.3

                            PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                         SIX MONTHS ENDED JUNE 30, 1997
                                                -----------------------------------------------
                                                   NUMBER           PERCENT        EQUIVALENT
                                                  OF SHARES       OUTSTANDING        SHARES
                                                -------------    -------------    -------------
COMMON STOCK
   From Founders' Stock                             2,300,000           100.00%       2,300,000
   Stock Options Exercised                            642,233            96.78%         621,571
   Preferred Stock Converted to Common Stock       15,310,943           100.00%      15,310,943
   1994 Common Stock Offerings                     11,242,857           100.00%      11,242,857
   1995 Common Stock Offerings                      4,323,874           100.00%       4,323,874
   1996 Common Stock Offering                       6,000,000           100.00%       6,000,000
   Employee Stock Purchase Plan Shares Issued          58,431            53.78%          31,425
   1997 Warrants Exercised                             48,300            68.40%          33,039
                                                -------------                     -------------
                                                   39,926,638                        39,863,709

WEIGHTED AVERAGE SHARES OUTSTANDING                                                  39,863,709

NET LOSS                                                                          $ (23,159,874)


NET LOSS PER SHARE                                                                $       (0.58)
                                                                                  =============
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